Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01
PROSPECTUS SUPPLEMENT
(To prospectus dated March 10, 2006)
Citigroup Funding Inc.
Index Warrants, Series W-A
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
General Terms of Sale
      The following terms will generally apply to the index warrants that we will sell from time to time using this prospectus supplement and the attached prospectus. Citigroup Funding will include information on the specific terms for each index warrant in a pricing supplement to this prospectus supplement that Citigroup Funding will deliver to prospective buyers of any index warrant.

Types:	Index warrants may be issued as call or put warrants and as cash-settled or physical delivery warrants.

Exercise Rights:	Terms of specific warrants may permit exercise on any business day during the stated exercise period or only on the stated exercise date.

Terms also may specify whether the index warrants may be automatically exercised on the stated exercise date or upon expiration.

Payment upon Exercise:	The amount in cash or underlying assets payable upon exercise of the index warrants may be determined by reference to the price or value of one or more securities, securities indices, currencies, commodities, goods, measures, events or any other financial, economic or other instrument.

Risks:	Index and currency risks may exist.

Currencies:	U.S. dollars and other currencies.

Other Terms:	You should review “Description of the Index Warrants” and the pricing supplement for features that apply to your index warrants.

      Investing in the index warrants involves a high degree of risk, including the risk of index warrants expiring worthless. Consider carefully the information under “Risk Factors” beginning on page S-3 of this prospectus supplement.
      Prior to holding any index warrants, your account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
      These index warrants are not deposits or savings accounts but are unsecured obligations of Citigroup Funding Inc. The index warrants are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
Citigroup
November 22, 2006

Prospectus Supplement
Prospectus

Prospectus Summary	1
Forward-Looking Statements	6
Citigroup Inc.	6
Citigroup Funding Inc.	6
Use of Proceeds and Hedging	7
European Monetary Union	8
Description of Debt Securities	8
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Limitations on Issuances in Bearer Form	25
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

RISK FACTORS
Risks Generally Relating to the Index Warrants
You May Lose All or a Portion of Your Investment in the Index Warrants
      You may lose all or a portion of your investment if you invest in the index warrants. This risk reflects the nature of an index warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the value of the underlying asset, become worthless when it expires. An index warrant that is a call warrant is considered to be “out-of-the-money” when the market price of the underlying asset into which it is exchangeable is less than the exercise price of the index warrant. Conversely, an index warrant that is a put warrant is “out-of-the-money” when the exercise price is less than the market price of the underlying asset. Assuming all other factors are held constant, the more an index warrant is “out-of-the-money” and the shorter its remaining term to expiration, the greater the risk that you will lose all or part of your investment in the index warrant. The risk of the loss of some or all of your investment in an index warrant upon expiration means that, in order to recover and realize a return upon your investment, you generally must be correct in your evaluation of the direction, timing and magnitude of an anticipated change in the value of the underlying asset and, in the case of equity-indexed warrants, anticipated changes in the values of the stocks underlying the relevant index.
Changes in the Value of Underlying Assets of Index Warrants Could Result in a Substantial Loss to You
      An investment in index warrants involves a high degree of risk from the fluctuations in the value of the underlying assets. Prospective purchasers of index warrants should recognize that their index warrants may expire worthless as a result of fluctuations in the value of the underlying assets and, in the case of equity-indexed warrants, anticipated changes in the values of the stocks underlying the relevant index.
      The risks of a particular index warrant will depend on the terms of that index warrant. Such risks may include, but are not limited to, the possibility of significant changes in the prices or values of:

•	the underlying assets;

•	another objective price or value; and

•	economic or other measures making up the relevant index.
      Underlying assets could include:

•	one or more securities or securities indices;

•	one or more specified foreign currency or currency indices;

•	a combination thereof;

•	intangibles;

•	goods;

•	articles;

•	commodities; and

•	any other financial, economic or other measure or instrument.
      The risks associated with a particular index warrant generally depend on factors over which Citigroup Funding has no control and which cannot readily be foreseen. These risks include:

•	economic events;

•	political events; and

•	the supply of, and demand for, the underlying assets.
      In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any index warrant.

      In considering whether to purchase index warrants, you should be aware that the calculation of amounts payable on index warrants may involve reference to:

•	an index determined by an affiliate of Citigroup Funding; or

•	prices that are published solely by third parties or entities which are not regulated by the laws of the United States.
      The risk of loss as a result of linking payments on index warrants to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in the index warrants.
Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest
      Citigroup Funding expects to hedge its obligations under any particular index warrants through it or one or more of its affiliates. This hedging activity will likely involve trading in the underlying assets or in other instruments, such as options or swaps, based upon the underlying assets. This hedging activity may present a conflict between your interest in the index warrants and the interests Citigroup Funding and its affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the market price of the underlying assets and therefore the market value of the index warrants. It could also be adverse to your interest if it affects the price at which the agents may be willing to purchase your index warrants in the secondary market. Since hedging the obligation under the index warrants involves risk and may be influenced by a number of factors, it is possible that Citigroup Funding or its affiliates may profit from their hedging activity, even if the market value of the index warrants declines.
Risks Relating to Foreign Currencies
Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You
      An investment in foreign currency index warrants, which are index warrants denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in index warrants, the payment on which is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in other types of index warrants. These risks include, but are not limited to:

•	the possibility of significant market changes in rates of exchange between U.S. dollars and the specified currency;

•	the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency resulting from the official redenomination or revaluation of the specified currency; and

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.
These risks generally depend on factors over which Citigroup Funding has no control and which cannot be readily foreseen, such as:

•	economic events;

•	political events; and

•	the supply of, and demand for, the relevant currencies.
In recent years, rates of exchange between U.S. dollars and some foreign currencies in which Citigroup Funding’s index warrants may be denominated, and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency index warrant. Depreciation of the specified currency of a foreign currency index warrant against U.S. dollars would result in a decrease in the value of the payment upon exercise of such foreign currency index warrant and could result in a substantial loss to the investor on a U.S. dollar basis.

      Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment upon exercise of a foreign currency index warrant. There can be no assurance that exchange controls will not restrict or prohibit payments denominated in any such specified currency.
      Even if there are no actual exchange controls, it is possible that a specified currency would not be available to Citigroup Funding when payments on an index warrant are due because of circumstances beyond the control of Citigroup Funding. In this event, Citigroup Funding will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in index warrants denominated in a currency other than U.S. dollars. See “— The Unavailability of Currencies Could Result in a Substantial Loss to You” and “Description of the Index Warrants — Payment upon Exercise” below.
      The information set forth in this prospectus supplement is directed to prospective purchasers of index warrants who are United States residents, except where otherwise expressly noted. Citigroup Funding and Citigroup disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments on, index warrants. Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to index warrants having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting that currency and any other required information concerning the currency.
The Unavailability of Currencies Could Result in a Substantial Loss to You
      Except as set forth below, if payment on an index warrant is required to be made in a specified currency other than U.S. dollars and that currency is —

•	unavailable due to the imposition of exchange controls or other circumstances beyond Citigroup Funding’s control;

•	no longer used by the government of the country issuing the currency; or

•	no longer used for the settlement of transactions by public institutions of the international banking community —
then all payments on the index warrant will be made in U.S. dollars until the currency is again available or so used. The amounts so payable on any date in the currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency or as otherwise indicated in the applicable pricing supplement. Any payment on an index warrant made under these circumstances in U.S. dollars will not constitute a default or an event of default under the warrant agreement under which the index warrant was issued.
      If the specified currency of an index warrant is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any specified currency that is a composite currency, then the payment obligations of Citigroup Funding on the index warrant will be the amount of redenominated currency that represents the amount of Citigroup Funding’s obligations immediately before the redenomination. The index warrants will not provide for any adjustment to any amount payable as a result of:

•	any change in the value of the specified currency of those index warrants relative to any other currency due solely to fluctuations in exchange rates; or

•	any redenomination of any component currency of any composite currency, unless that composite currency is itself officially redenominated.
      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on index warrants made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You
      The index warrants will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.
IMPORTANT CURRENCY INFORMATION
      Purchasers are required to pay for each index warrant in a currency specified by Citigroup Funding for that index warrant. If requested by a prospective purchaser of an index warrant having a specified currency other than U.S. dollars, an agent may at its discretion arrange for the exchange of U.S. dollars into the specified currency to enable the purchaser to pay for the index warrant. Each such exchange will be made by such agent. The terms, conditions, limitations and charges that such agent may from time to time establish in accordance with its regular foreign exchange practice shall control the exchange. The purchaser must pay all costs of exchange.
      References in this prospectus supplement to “U.S. dollars,” “U.S.$,” “dollar” or “$” are to the lawful currency of the United States.

DESCRIPTION OF THE INDEX WARRANTS
      The following description of the particular terms of the Index Warrants, Series W-A supplements the description of the general terms and provisions of the index warrants set forth in the prospectus. If any specific information regarding the index warrants in this prospectus supplement is inconsistent with the more general terms of the index warrants described in the prospectus, you should rely on the information in this prospectus supplement.
      The pricing supplement for each offering of index warrants will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating payment on any index warrant, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.
General
      Introduction.  The index warrants are a series of index warrants issued pursuant to a warrant agreement among Citigroup Funding, Citigroup, as guarantor, and U.S. Bank National Association, as warrant agent. Citigroup Funding has appointed U.S. Bank National Association as initial warrant agent in respect of series of index warrants to be issued to Safety First trusts in connection with any issuance of Safety First trust certificates. Citigroup Funding may from time to time, in connection with the issuance of one or more series of index warrants, appoint one or more different warrant agents. The index warrants are unsecured general obligations of Citigroup Funding Inc., any payments on which are fully and unconditionally guaranteed by Citigroup. Citigroup Funding reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice.
      The U.S. dollar equivalent of the public offering price or purchase price of an index warrant having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate or as otherwise indicated in the applicable pricing supplement. Unless otherwise specified in connection with a particular offering of index warrants, this market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the applicable issue date. Such determination will be made by Citigroup Funding or its agent, as the exchange rate agent for the applicable offering of index warrants.
      Types of Index Warrants.  Index warrants may be issued in various types as specified in connection with a particular offering of index warrants. The applicable pricing supplement will specify whether the settlement will be by way of cash payment or physical delivery of underlying assets, and whether the index warrants are call warrants or put warrants.
      Forms of Index Warrants.  The index warrants will be issued in fully registered form only. In addition, Citigroup Funding may offer index warrants in bearer form in a concurrent offering outside the United States. The index warrants in registered form may not be exchanged for index warrants in bearer form. Each index warrant will be issued initially as a book-entry warrant, which will be a global warrant registered in the name of a nominee of DTC, as depositary, or another depositary named in the pricing supplement. Alternatively, if specified in the applicable pricing supplement, each index warrant will be issued initially as a certificated warrant, which will be a certificate issued in temporary or definitive form. Except as set forth below under “ — Book-Entry Procedures and Settlement,” book-entry warrants will not be issuable as certificated warrants.
      Exercise Rights.  The pricing supplement relating to a particular offering of index warrants will specify whether the index warrants are exercisable on any business day during a stated exercise period, or whether the index warrants are exercisable only on a stated exercise date.

      Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will be deemed to be automatically exercised upon expiration. The applicable pricing supplement may also indicate that the index warrants will be automatically exercised on a stated exercise date.
      If so specified in the applicable pricing supplement, the stated exercise date or expiration date may be extended at the option of Citigroup Funding.
      Additional Information.  The pricing supplement relating to an index warrant will describe the following terms:

•	the aggregate number of index warrants in the particular issuance;

•	the price at which the index warrants will be offered;

•	the date on which the index warrant will be offered;

•	the measure or measures by which payment or distribution on the index warrant will be determined;

•	certain information regarding the underlying securities, foreign currencies, indices, intangibles, articles or goods or other measure or instrument;

•	the amount of cash or underlying assets due, or the means by which the amount of cash or underlying assets due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

•	the date on or period during which the index warrants may be exercised;

•	the date on which the index warrants expire;

•	any minimum number of index warrants exercisable at any one time;

•	any maximum number of index warrants that may, at Citigroup Funding’s election, be exercised by all warrant holders or by any person or entity on any day;

•	any provisions permitting a warrant holder to condition an exercise of index warrants;

•	any provisions providing for the extension of the stated exercise date or expiration date at the option of Citigroup Funding;

•	any exercise price or other amount of cash or underlying assets payable by a holder upon exercise of the index warrants;

•	the method by which the index warrants may be exercised;

•	the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the underlying assets that may be distributed in respect of the index warrants will be denominated;

•	the time or times at which amounts will be payable or distributable in respect of the index warrants following exercise or automatic exercise;

•	any national securities exchange on which, or self-regulatory organization with which, the index warrants will be listed;

•	whether the index warrant will be represented by a global security or a certificate issued in definitive form;

•	if the index warrants are not issued in book-entry form, the place or places at, and the procedures by which, payments or distributions on the index warrants will be made;

•	any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of index warrants;

•	the use of proceeds, if materially different than that disclosed in the accompanying prospectus; and

•	any other terms of the index warrant.
      As used in this prospectus supplement, business day means:

•	for any index warrant, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close;

•	for any determination by the exchange rate agent of an exchange rate pursuant to index warrants having a specified currency other than U.S. dollars, an exchange rate business day, which shall be any day on which banking institutions and foreign exchange markets settle payments in New York City and London;

•	for index warrants having a specified currency other than U.S. dollars only, other than index warrants denominated in euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

•	for index warrants denominated in euros, a TARGET business day, which will be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

      As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars and Swiss francs, the principal financial center will be Sydney, Toronto and Zurich, respectively.
Payment upon Exercise
      Citigroup Funding will make any payments in cash or in underlying assets, as the case may be, on each index warrant in the specified currency for the index warrant. If the specified currency for an index warrant is other than U.S. dollars, Citigroup Funding will, unless otherwise specified in the applicable pricing supplement, arrange to convert all payments in respect of the index warrant into U.S. dollars in the manner described in the following paragraph. The holder of an index warrant having a specified currency other than U.S. dollars may, if stated in the applicable pricing supplement and such index warrant, elect to receive any payments on the index warrant in the specified currency by delivering a written notice to the warrant agent for such index warrant not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under “Risk Factors — The Unavailability of Currencies Could Result in a Substantial Loss to You” above. Such election will remain in effect until revoked by a written notice to the warrant agent that is received not later than fifteen calendar days prior to the applicable payment date. If an event of default has occurred, no such change of election may be made.
      Unless otherwise specified in connection with a particular offering of index warrants, the amount of any U.S. dollar payment on an index warrant having a specified currency other than U.S. dollars will be determined by the exchange rate agent based on the following market exchange rate:

•	the specified currency/ U.S. dollar exchange rate prevailing at 11:00 a.m., London time, on the second exchange rate business day prior to the applicable payment date, or

•	if an exchange rate bid quotation is not so available, a bid quotation obtained by the exchange agent from a leading foreign exchange bank in London selected by the exchange rate agent after consultation with Citigroup Funding.
      The exchange rate agent will also determine prior to settlement the aggregate amount of the specified currency payable on a payment date for all index warrants denominated in the specified currency. All currency exchange costs will be deducted from payments to the holders of the index warrants. If no such bid quotations are available, the payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or due to other circumstances beyond Citigroup Funding’s control. In that case, payments will be made as described under “Risk Factors — The Unavailability of Currencies Could Result in a Substantial Loss to You” above.
      Unless otherwise specified in connection with a particular offering of index warrants, payments due upon exercise of an index warrant will be paid in immediately available funds upon surrender of the index warrant at the corporate trust office or agency of the warrant agent for the index warrant in New York City.
      Unless otherwise specified in connection with a particular offering of index warrants, any payment required to be made on an index warrant on a date that is not a business day for the index warrant need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Exercise Procedure
      Unless otherwise specified in connection with a particular offering of index warrants, on the stated exercise date or on any business day during the stated exercise period, a warrant holder may exercise index warrants held by the depositary by causing:

•	such index warrants to be transferred free to the warrant agent on the records of DTC, and

•	a duly completed and executed exercise notice to be delivered on behalf of the warrant holder by a participant to the warrant agent.
      The applicable pricing supplement will specify the proper form of exercise notice and applicable cut-off time for delivery of the exercise notice.
      When the index warrants are automatically exercised, a warrant holder need not follow the procedures set forth above or take any other actions.
Extension of Stated Exercise Date or Expiration Date
      The pricing supplement relating to each index warrant will indicate whether Citigroup Funding has the option to extend the stated exercise date or expiration date of that index warrant for an extension period. Any extension period may be one or more periods of one to five whole years, up to but not beyond the final exercise date or expiration date, as applicable, set forth in the pricing supplement.
      Citigroup Funding may exercise its extension option for an index warrant by notifying the warrant agent for that index warrant at least 45 but not more than 60 days prior to the original stated exercise date or expiration date of the index warrant. Not later than 40 days prior to the original stated exercise date or expiration date of the index warrant, the warrant agent for the index warrant will mail to the holder of the index warrant an extension notice, first class, postage prepaid. The extension notice will set forth:

•	the election of Citigroup Funding to extend the stated exercise date or expiration date of the index warrant;

•	the new stated exercise date or expiration date; and

•	any other change in the terms of the index warrants.
      Upon the mailing by the relevant warrant agent of an extension notice to the holder of an index warrant, the stated exercise date or expiration date, as the case may be, of the index warrant will be extended automatically, and, except as modified by the extension notice, the index warrant will have the same terms as prior to the mailing of the extension notice.
      If Citigroup Funding extends the stated exercise date or expiration date of an index warrant, the holder of the index warrant will have the option to exercise the index warrant on the original stated exercise date or during the original stated exercise period, as applicable, pursuant to the original terms of the index warrant.
Same-Day Settlement and Payments
      Unless otherwise specified in connection with a particular offering of index warrants, settlement for the index warrants will be made by Citigroup Global Markets Inc. in same-day funds. All payments payable in cash, including payment upon exercise of the index warrants, will be paid by Citigroup Funding in same-day funds so long as the index warrants are maintained in book-entry form.
      Payments upon exercise of the index warrants other than those represented by global warrants will be made in the designated currency against surrender of the index warrants at the principal corporate trust office of the relevant warrant agent in New York City. Payment on these warrants will be made to the registered holder appearing in the register of warrant holders maintained by the registrar at the close of business on the exercise date. Payments in any other manner will be specified in the applicable pricing supplement.

Covenants
      Limitations on Liens. The warrant agreement provides that Citigroup will not, and will not permit any subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock (as defined below) of any Significant Subsidiary (as defined below), whether such Voting Stock is owned or later acquired, without effectively providing that the Warrants and, at Citigroup’s option, any other senior indebtedness ranking equally and ratably with the Warrants, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Warrant Agreement, Section 8.04).
      “Significant Subsidiary” means any Subsidiary (as defined below), including its Subsidiaries:

•	that has investments of and advances from Citigroup and its other subsidiaries exceeding 10 percent of the total consolidated assets of Citigroup and such other subsidiaries as of the end of the most recently completed fiscal year;

•	of which Citigroup’s and its other subsidiaries’ proportionate share of total assets (after intercompany elimination) exceeds 10 percent of the total consolidated assets of Citigroup and such other subsidiaries as of the end of the most recently completed fiscal year; or

•	of which Citigroup’s and its other subsidiaries’ equity in the income from continuing operations exceeds 10 percent of such consolidated income of Citigroup and such other subsidiaries for the most recently completed fiscal year.
      “Subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.
      “Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Warrant Agreement, Sections 1.01 and 8.04).
      Limitations on Mergers and Sales of Assets. The warrant agreement provides that neither Citigroup Funding nor Citigroup will merge or consolidate with another corporation or sell other than for cash or lease all or substantially all their assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

•	the successor corporation, if other than Citigroup Funding or Citigroup, as applicable, expressly assumes by supplemental warrant agreement the obligations of Citigroup Funding or Citigroup, as applicable, under the warrant agreement; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the warrant agreement (Warrant Agreement, Sections 5.01 and 8.05).
      Other than the restrictions described above, the warrant agreement do not contain any covenants or provisions that would protect holders of the Warrants in the event of a highly leveraged transaction.
Modification of the Warrant Agreement
      The warrant agreement modifies the modification provisions of the form of index warrant agreement described in the accompanying base prospectus as follows: Citigroup, Citigroup Funding and the warrant agent may, with the consent of the holders of not less than a majority of the then outstanding Warrants, increase the amount to be paid to the holder upon exercise of a Warrant.
Book-Entry Procedures and Settlement
      Subject to the rules of the depositary and unless otherwise specified in connection with a particular offering of index warrants, we will issue index warrants under a book-entry system in the form of a single global warrant. We will register the global warrants in the name of a depositary or its nominee and deposit the global warrants with that depositary. Unless otherwise specified in connection with a particular offering of index warrants, the Depository Trust Company, New York, New York, or DTC, will be the depositary.
      Following the issuance of a global warrant in registered form, the depositary will credit the accounts of its participants with the index warrants upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global warrants. Because the laws of some jurisdictions require certain purchasers of securities to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global warrant.
      So long as the depositary or its nominee is the registered owner of a global warrant, we and the warrant agent will treat the depositary as the sole owner or holder of the index warrants for purposes of the warrant agreement. Therefore, except as set forth below, you will not be entitled to have index warrants registered in your name or to receive physical delivery of certificates representing the index warrants. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the warrant agreement. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.
      You may elect to hold interests in the global warrants either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.
      As long as the index warrants are represented by the global warrants, we will make any payments in cash or in underlying assets, as the case may be, on those warrants to or as directed by DTC as the registered holder of the global warrants. Cash payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, Citigroup nor the warrant agent will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.
      If an issue of index warrants is denominated in a currency other than the U.S. dollar, we will make payments in the foreign currency in which the index warrants are denominated or in U.S. dollars. DTC has elected to have all payments paid in U.S. dollars unless notified by any of its participants through which an interest in the index warrants is held that it elects, in accordance with, and to the extent permitted by, the applicable pricing supplement and the relevant index warrant, to receive payment in the foreign currency.
      We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:
DTC
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
      Clearstream has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in many currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream and Euroclear.
      As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the agents for the index warrants. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.
      Payments with respect to the index warrants held beneficially through Clearstream will be credited to the accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.
Euroclear
      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
      Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the agents for the index warrants. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

      The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.
      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.
      All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
      Payments with respect to the index warrants held beneficially through Euroclear will be credited to the accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.
Settlement
      You will be required to make your initial payment for the index warrants in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving index warrants in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
      Because of time-zone differences, credits of index warrants received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such index warrants settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of index warrants by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of index warrants among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Warrants and Paying Agents
      Book-entry warrants generally will not be exchangeable for certified warrants and, except under the circumstances described below, will not otherwise be issuable as certified warrants. A beneficial owner of book-entry warrants represented by a global warrant may exchange the warrants for definitive (paper) warrants only if:

•	DTC is unwilling or unable to continue as depositary for such global warrant and we are unable to find a qualified successor within 90 days;

•	DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we are unable to find a qualified successor within 90 days; or

•	we decide in our sole discretion that we do not want to have the index warrants of that series represented by global certificates.
      If any of the events described in the preceding paragraph occurs, we will issue definitive securities in certificated form in an aggregate number equal to a holder’s beneficial interest in the index warrants. Definitive warrants will be registered in the name of the person the depositary specifies in a written instruction to the registrar of the index warrants.
      In the event definitive warrants are issued:

•	holders of definitive warrants will be able to receive payments on their index warrants at the office of our paying agent maintained in the Borough of Manhattan;

•	holders of index warrants will be able to transfer their index warrants, in whole or in part, by surrendering the index warrants for registration of transfer at the office of the warrant agent or its designated agent. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•	any moneys we pay to our paying agents for the payment on the index warrants that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive warrants may look only to us, as general unsecured creditors, for payment.
Listing
      Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will not be listed on any securities exchange.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of the principal U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the index warrants. Unless otherwise specifically indicated, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the index warrants (a “U.S. Holder”). All references to “holders” (including U.S. Holders) in this section are to beneficial owners of the index warrants. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the index warrants by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the index warrants as part of a position in a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, who hold other stocks or securities reflecting positions in the indices underlying the index warrants or investment portfolios that include shares of any of the companies included in the indices underlying the index warrants, or who acquire index warrants within 30 days of selling such positions or shares, (iii) persons whose functional currency is not the United States dollar, (iv) persons that do not hold the index warrants as capital assets or (v) persons that did not purchase the index warrants in the initial offering.
      This summary is based on United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.
      The pricing supplement for each offering of index warrants will contain the specific information about the tax treatment for that offering. If any information in the pricing supplement is inconsistent with this prospectus supplement, a prospective investor should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. A PROSPECTIVE INVESTOR IN THE INDEX WARRANTS SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE INDEX WARRANTS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
Premium
      Premium paid by a U.S. Holder for an index warrant will generally be treated as a nondeductible capital expenditure. As described below, the amount of such premium will be taken into account upon the exercise, sale, transfer, cash settlement, or lapse of the index warrant.
Physical Settlement of Index Warrants
      A U.S. Holder who receives the underlying property pursuant to the exercise of a call warrant that the investor has purchased will generally not recognize gain or loss on such exercise. Instead, the investor will generally be treated as purchasing the underlying property as of the exercise date in exchange for the sum of the exercise price and the amount of the premium that the investor paid for the call warrant. The investor’s holding period for the underlying property will begin on the day after the date of exercise.

      A U.S. Holder who delivers the property underlying a put warrant pursuant to the exercise of such warrant that the investor has purchased will generally be treated as selling the underlying property as of the exercise date. Accordingly, such an investor will generally recognize capital gain or loss equal to the difference between (i) the exercise price less the amount of the premium that the investor paid for the put warrant and (ii) the investor’s tax basis in the underlying property.
Sale, Transfer, Cash Settlement, or Lapse of Index Warrants
      A U.S. Holder who has purchased an index warrant will generally recognize capital gain or loss upon the sale, transfer, cash settlement or lapse of the index warrant in an amount equal to the difference between (i) the amount realized by the investor from such sale, transfer, settlement, or lapse and (ii) the amount of the premium that the investor paid for the index warrant. Such capital gain or loss generally will be long-term capital gain or loss if the index warrant was held for more than one year.
Application of Special Tax Rules
      Depending on the terms of a particular issuance of index warrants, a U.S. Holder’s investment in index warrants may be subject to complex special tax rules. U.S. Holders should consult the tax discussion section in the pricing supplement for the particular issue of index warrants and consult their own tax advisors with regard to the application of the tax rules in their particular circumstances.
Non-U.S. Holders
      A holder of an index warrant that is not a U.S. Holder generally will not be subject to U.S. income and withholding tax. Prospective investors that are not U.S. Holders should consult their own tax advisors in determining the tax consequences to them of an investment in the index warrants, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION
      The index warrants are being offered on a continuous basis by Citigroup Funding through Citigroup Global Markets Inc., or other broker-dealer affiliates of Citigroup Funding, as agents. The agents have agreed to use their reasonable efforts to solicit orders to purchase index warrants. The agents, Citigroup Funding and Citigroup will sign an agency agreement. A form of agency agreement will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus supplement forms a part. Citigroup Funding will have the sole right to accept orders to purchase index warrants and may reject proposed purchases in whole or in part. An agent will have the right to reject any proposed purchase in whole or in part. Citigroup Funding reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.
      The following table summarizes the commissions or discounts payable in connection with offerings of the index warrants, expressed as percentages of the public offering price. Commissions and discounts will vary depending upon the expiration of the index warrants.

Public	Agents’	Proceeds, before
Offering	Discounts	expenses, to
Price	and Commissions	Citigroup Funding

100%	0%-6%	100%-94%
      Citigroup Funding may also sell index warrants at a discount to the agents for their own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. After any initial public offering of index warrants to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, each agent may offer and sell index warrants purchased by it as principal to other dealers. These index warrants may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount to be received by the agents from Citigroup Funding.
      Unless otherwise specified in connection with a particular offering of index warrants, any index warrant purchased by an agent as principal will be purchased at the public offering price less a percentage equal to the commission applicable to an agency sale of an index warrant of identical expiration. Citigroup Funding reserves the right to sell index warrants directly to investors on its own behalf and to enter into agreements similar to the agency agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citigroup Funding.
      Unless index warrants are issued upon the reopening of a prior offering, no index warrant will have an established trading market when issued. Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will not be listed on any securities exchange. An agent may make a market in the index warrants, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any index warrants, or that the maximum amount of index warrants will be sold.
      In addition to the index warrants being offered through the agents as described herein, index warrants in bearer form that may have terms identical or similar to the terms of the index warrants may be offered concurrently by Citigroup Funding on a continuous basis outside the United States by one or more broker-dealer affiliates of Citigroup Funding. Such affiliates may also purchase the index warranties in bearer form as principal for their own account or for resale.
      In order to hedge its obligations under any index warrants, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more affiliates. You should refer to the section “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

      Citigroup Funding estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $100,000.
      An agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Citigroup Funding and Citigroup have agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. Citigroup Funding and Citigroup will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the index warrants.
      Unless otherwise specified in connection with a particular offering of index warrants, payment of the purchase price of the index warrants will be required to be made in immediately available funds in New York City on the date of settlement.
      Concurrently with the offering of index warrants through the agent as described in this prospectus supplement, Citigroup Funding may issue other index warrants under the warrant agreement referred to above in “Description of the Index Warrants — General.”
      The broker-dealer affiliates of Citigroup Funding, including Citigroup Global Markets Inc., are members of the NASD and may participate in offerings of the index warrants. Accordingly, offerings of the index warrants in which Citigroup Funding’s broker-dealer affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.
      This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by an agent or other affiliates of Citigroup Funding in connection with offers and sales of the index warrants offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. An agent or these other affiliates may act as principal or agent in such transactions.
ERISA MATTERS
      Certain provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law.
      The index warrants may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions (“PTCE”) issued by the Department of Labor and statutory exemption, or a similar exemption or exception applies to such purchase, holding and disposition:

•	PTCE 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts,

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers, or

•	Section 408(b)(17) of ERISA for transaction involving certain qualified service providers.

      Any purchaser of the index warrants or any interest therein will be deemed to have represented and warranted to Citigroup Funding on each day including the date of its purchase of the index warrants through and including the date of disposition of such index warrants that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such index warrants or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such index warrants are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such index warrants are not otherwise prohibited.
      Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the index warrants with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of the index warrants and the availability of exemptive relief under the class exemptions listed above.

Citigroup Funding Inc.
Index Warrants, Series W-A
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

PROSPECTUS SUPPLEMENT
November 22, 2006
(Including prospectus
dated March 10, 2006)

Citigroup